Exhibit 3.1

FORM OF CERTIFICATE OF INCORPORATION
OF
ARCHIPELAGO HOLDINGS, INC.

THE UNDERSIGNED, in order to form a corporation for the purpose herein stated, under and pursuant to the provisions of the Delaware General Corporation Law does hereby certify as follows:

FIRST.  The name of the corporation is Archipelago Holdings, Inc. (hereinafter called the “Corporation”).

SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.  Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the Delaware General Corporation Law and other law, including the power and authority to make charitable contributions (as defined in Section 170(c) of the Internal Revenue Code of 1986, as currently in effect or as the same may hereafter be amended) from time to time, in such amounts, on such terms and conditions and for such purposes as may be lawful.

FOURTH.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000, of which 165,000,000 shares of the par value of $0.01 per share shall be Common Stock and 35,000,000 shares of the par value of $0.01 per share shall be Preferred Stock.

A.            Preferred Stock.  Shares of Preferred Stock may be issued in one or more series from time to time as determined by the Board of Directors of the Corporation, and the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i)            the distinctive serial designation of such series which shall distinguish it from other series;

(ii)           the number of shares included in such series;

(iii)          whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(iv)          whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)           the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)          the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii)         the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)        whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;

(ix)           whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter; and

(x)            any other relative rights, powers, preferences and limitations of this series.

For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of the Common Stock of the Corporation and all other shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any similar provision hereafter enacted, with such shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

B.            Options, Warrants and Other Rights.  The Board of Directors of the Corporation is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors of the Corporation and set forth in one or more agreements or instruments.  Among other things and without limitation, such terms and conditions may provide for the following:

(i)            adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any Person (as defined below) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(ii)           restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(iii)          permitting the Board of Directors of the Corporation (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This paragraph shall not be construed in any way to limit the power of the Board of Directors of the Corporation to create and issue options, warrants or other rights.

C.            Voting Limitation.  (1)  Notwithstanding any other provision of this Certificate of Incorporation, (x) no Person, either alone or with its Related Persons (as defined below), as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation, in person or by proxy or through any voting agreement or other arrangement, to the extent such shares represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on such matter (the “Voting Limitation”), and if votes have been cast, in person or by proxy or through any voting agreement or other arrangement, by any Person, either alone or with its Related Persons, in excess of the Voting Limitation, the Corporation shall disregard such votes cast in excess of the Voting Limitation and (y) no Person, either alone or with its Related Persons, may enter into any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or with its Related Persons, under circumstances which would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, either alone or with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation which would, as a result thereof, represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on such matter (the “Nonvoting Agreement Prohibition”).

(2)           The Voting Limitation or the Nonvoting Agreement Prohibition, as applicable, shall apply unless and until: (x) a Person (and its Related Persons owning any shares of stock of the Corporation entitled to vote on such matter) shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than 45 days (or such shorter period as the Board of Directors of the Corporation shall expressly consent to) prior to any vote, of its intention to cast more than 20% of the votes entitled to be cast on such matter or to enter into an agreement, plan or other arrangement that would violate the Nonvoting Agreement Prohibition, as applicable; (y) the Board of Directors of the Corporation shall have resolved to expressly permit such exercise or the entering into of such agreement, plan or other arrangement, as applicable; and (z) such resolution shall have been filed with the Securities and Exchange Commission under Section 19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall have become effective thereunder.

(3)           Subject to its fiduciary obligations pursuant to the Delaware General Corporation Law, the Board of Directors of the Corporation shall not adopt any resolution pursuant to paragraph (C)(2) of this Article FOURTH unless the Board of Directors of the Corporation shall have determined that: (v) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or with its Related Persons, will not impair any of the Corporation’s, the Pacific Exchange, Inc.’s (“PCX”) or PCX Equities, Inc.’s (“PCX Equities”) ability to discharge its responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation and its stockholders; (w) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or with its Related Persons, will not impair the Securities and Exchange Commission’s ability to enforce the Exchange Act; (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act); (y) in the case of a resolution to approve the exercise of voting rights in excess of the Voting Limitation, for so long as the Archipelago Exchange (“ArcaEx”) remains a facility (as defined in Section 3(a)(2) of the Exchange Act) (a “Facility”) of PCX and PCX Equities and the Amended and Restated Facility Services Agreement, dated as of March 22, 2002, among the Archipelago Holdings, L.L.C., PCX and PCX Equities (as amended, modified or supplemented after the date thereof) (the “FSA”) is in full force and effect, neither such Person nor any of its Related Persons is an ETP Holder (as defined in the PCX Equities rules of PCX, as such rules may be in effect from time to time) of PCX Equities (any such Person that is a Related Person of an ETP Holder shall hereinafter also be deemed to be an “ETP Holder” for purposes of this Certificate of Incorporation, as the context may require); and (z) in the case of a resolution to approve any waiver of the Nonvoting Agreement Prohibition, no such waiver may be approved with respect to any agreement, plan or other arrangement to which an ETP Holder is a party that relates to shares of stock of the Corporation entitled to vote on any matter.  In making such determinations, the Board of Directors of the Corporation may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors of the Corporation may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation.

(4)           This Section (C) of Article FOURTH shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act.

D.            Ownership Concentration Limitations.  (1)  Except as otherwise provided in this Section (D) of Article FOURTH, no Person, either alone or with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 40% of the then outstanding votes entitled to be cast on any matter (the “Concentration Limitation”).

(a)           The Concentration Limitation shall apply unless and until: (x) a Person (either alone or with its Related Persons intending to acquire such ownership) shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than 45 days (or such shorter period as the Board of Directors of the Corporation shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or with its Related Persons) to exceed the Concentration Limitation, of its intention to acquire such ownership; (y) the Board of Directors of the Corporation shall have resolved to expressly permit such ownership; and (z) such resolution shall have been filed with the Securities and Exchange Commission under Section 19(b) of the Exchange Act and shall have become effective thereunder.

(b)           Subject to its fiduciary obligations pursuant to the Delaware General Corporation Law, the Board of Directors of the Corporation shall not adopt any resolution pursuant to paragraph (1)(a) of this Section (D) of Article FOURTH unless the Board of Directors of the Corporation shall have determined that: (x) such acquisition of beneficial ownership by such Person, either alone or with its Related Persons, will not impair any of the Corporation’s, PCX’s or PCX Equities’ ability to discharge its responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the

Corporation and its stockholders; (y) such acquisition of beneficial ownership by such Person, either alone or with its Related Persons, will not impair the Securities and Exchange Commission’s ability to enforce the Exchange Act; and (z) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act).  In making such determinations, the Board of Directors of the Corporation may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors of the Corporation may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation.

(c)           Unless the conditions specified in paragraph (1)(a) of this Section (D) of Article FOURTH are met, if any Person, either alone or with its Related Persons, at any time owns beneficially shares of stock of the Corporation in excess of the Concentration Limitation, the Corporation shall call from such Person and its Related Persons that number of shares of stock of the Corporation entitled to vote on any matter that exceeds the Concentration Limitation in accordance with Section (F) of this Article FOURTH at a price equal to the par value of such shares of stock.

(2)           Notwithstanding any other provision of this Certificate of Incorporation other than paragraph (2)(b) of this Section (D) of Article FOURTH, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, no ETP Holder, either alone or with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter.

(a)           Subject to paragraph (2)(b) of this Section (D) of Article FOURTH, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, if any ETP Holder, either alone or with its Related Persons, at any time owns beneficially shares of stock in excess of such 20% limitation, the Corporation shall call from such ETP Holder and its Related

Persons that number of shares of stock of the Corporation entitled to vote on any matter that exceeds such 20% limitation in accordance with Section (F) of this Article FOURTH at a price equal to the par value of such shares of stock.

(b)           Notwithstanding any other provision of this Certificate of Incorporation, any Exempted Stockholder (as defined below) that is an ETP Holder as of the date of this Certificate of Incorporation, either alone or with its Related Persons, shall have a temporary exemption, not to extend past July 31, 2014, from the ownership limitation contained in paragraph (2) of this Section (D) of Article FOURTH to the extent of such Exempted Stockholder’s beneficial ownership, either alone or with its Related Persons, of shares of stock of the Corporation after giving effect to the initial public offering of the shares of Common Stock of the Corporation.

(3)           The Corporation shall not register the purported transfer of any shares of stock of the Corporation in violation of the restrictions imposed by this Section (D) of Article FOURTH.

(4)           For purposes of this Section (D) of Article FOURTH, no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock pursuant to a revocable proxy given in response to a public proxy or consent solicitation conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

E.             Ownership Limitations for Disqualified Controlling Stockholders.  Notwithstanding any other provision of this Certificate of Incorporation, no Person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) shall be permitted at any time to own beneficially, either alone or with its Related Persons, shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (such Person, a

“Disqualified Controlling Stockholder”).  If a Person becomes a Disqualified Controlling Stockholder, the Corporation shall call from such Person and its Related Persons that number of shares of stock entitled to vote on any matter that exceeds such 20% limitation in accordance with Section (F) of this Article FOURTH at a price equal to the par value of such shares of stock.

F.             Procedure for Calling Shares.  In the event the Corporation shall call shares of stock (the “Called Stock”) of the Corporation pursuant to Section (D) or (E) of this Article FOURTH, notice of such call shall be given by first class mail, postage prepaid, mailed not less than 5 business nor more than 60 calendar days prior to the call date, to the holder of the Called Stock, at such holder’s address as the same appears on the stock register of the Corporation.  Each such notice shall state: (w) the call date; (x) the number of Called Stock to be called; (y) the aggregate call price; and (z) the place or places where Called Stock are to be surrendered for payment of the call price.  Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the call of Called Stock.  From and after the call date (unless default shall be made by the Corporation in providing funds for the payment of the call price), shares of Called Stock which have been called as aforesaid shall be cancelled, shall no longer be deemed to be outstanding, and all rights of the holder of such Called Stock as a stockholder of the Corporation (except the right to receive from the Corporation the call price against delivery to the Corporation of evidence of ownership of such shares) shall cease.  Upon surrender in accordance with said notice of evidence of ownership of Called Stock so called (properly assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be called by the Corporation at par value.

G.            Right to Information; Determinations by the Board of Directors of the Corporation.  The Board of Directors of the Corporation shall have the right to require any Person and its Related Persons reasonably believed (v) to be subject to the Voting Limitation or the Nonvoting Agreement Prohibition, (w) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Concentration Limitation,

(x) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or with its Related Persons, has not reported to the Corporation, (y) to be subject to the ownership limitation set forth in paragraph (2) of Section (D) of this Article FOURTH or (z) to be a Disqualified Controlling Stockholder, to provide the Corporation complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Article FOURTH as may reasonably be requested of such Person and its Related Persons.  Any constructions, applications or determinations made by the Board of Directors of the Corporation pursuant to this Article FOURTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

H.            Definitions.  The following definition shall apply to this Article FOURTH:

(1)           “Exempted Stockholder” shall mean a Person that was a Member (as defined in the Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., dated as of November 12, 2003, as amended prior to the date of this Certificate of Incorporation) of Archipelago Holdings, L.L.C. prior to the conversion of Archipelago Holdings, L.L.C. into the Corporation on                                 , 2004, and its Related Persons.

(2)           “Person” shall mean a natural person, company, government, or political subdivision, agency, or instrumentality of a government.

(3)           “Related Persons” shall mean with respect to any Person, (v) any other Person(s) whose beneficial ownership of shares of stock of the Corporation with the power to vote on any matter would be aggregated with such first Person’s beneficial ownership of such stock or deemed to be beneficially owned by such first Person pursuant to Rules 13d-3 and 13d-5 under the Exchange Act; (w) in the case of a Person that is a natural person, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, any broker or dealer that is an ETP Holder with which such natural person is associated; (x) in the case of a Person that is an ETP Holder, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, any broker or dealer with which such ETP Holder is associated; (y) any other Person(s) with which such Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation; and (z) in the case of a Person that is a natural person, any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Corporation or any of its parents or subsidiaries.  For the avoidance of doubt, “Related Persons” as defined above in clause (v) of this paragraph (3) shall include, with respect to any Person: any other Person beneficially owning pursuant to Rules 13d-3 and 13d-5 under the Exchange Act shares of stock of the Corporation with the power to vote on any matter that also are deemed to be beneficially owned by such first Person pursuant to Rules 13d-3 and 13d-5 under the Exchange Act; any other Person that would be deemed to own beneficially pursuant to Rules 13d-3 and 13d-5 under the Exchange Act shares of stock of the Corporation with the power to vote on any matter that are beneficially owned directly or indirectly by such first Person pursuant to Rules 13d-3 and 13d-5 under the Exchange Act; and any additional Person through which such other Person would be deemed to directly or indirectly own beneficially pursuant to Rules 13d-3 and 13d-5 under the Exchange Act shares of stock of the Corporation with the power to vote on any matter.

FIFTH.  The name and mailing address of the Incorporator is:  Kevin J.P. O’Hara, 100 South Wacker Drive, Suite 1800, Chicago, IL 60606.

SIXTH.  All corporate powers shall be exercised by the Board of Directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation.  Any meeting of stockholders may be postponed by action of the Board of Directors of the Corporation at any time in advance of such meeting.  The Board of Directors of the Corporation shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors of the Corporation to the chairman of such meeting either in such rules and regulations or pursuant to the bylaws of the Corporation.

Special meetings of stockholders of the Corporation may be called at any time by, but only by, the Board of Directors of the Corporation, the Chief Executive Officer of the Corporation or the Chairman of the Board of Directors of the Corporation, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

The Board of Directors of the Corporation is authorized to adopt, amend or repeal bylaws of the Corporation.

SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

EIGHTH.  The number of directors of the Corporation shall be fixed only by resolution of the Board of Directors of the Corporation from time to time.

Any director or the entire Board of Directors of the Corporation may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  For so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, one director shall be a member of PCX’s Board of Directors or an officer or employee of PCX nominated by the PCX

Board of Directors (a “PCX Director”), and if at any time there is not a PCX Director on the Board of Directors, the Board of Directors shall appoint a director nominated by the PCX Board of Directors.  Any PCX Director shall cease to be qualified to be a member of the Board of Directors and the term of such PCX Director shall cease upon ArcaEx’s ceasing to be a Facility of PCX and PCX Equities.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the Board of Directors of the Corporation.  Except as otherwise provided in the terms of such class or series, (x) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (y) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

NINTH.  No person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) may be a director or officer of the Corporation.

TENTH.  In taking any action, including action that may involve or relate to a change or potential change in the control of the Corporation, a director of the Corporation may consider, among other things, both the long-term and short-term interests of the Corporation and its stockholders and the effects that the Corporation’s actions may have in the short term or long term upon any one or more of the following matters:

(i)            the prospects for potential growth, development, productivity and profitability of the Corporation and its subsidiaries;

(ii)           the current employees of the Corporation or its subsidiaries;

(iii)          the employees of the Corporation or its subsidiaries and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation or its subsidiaries;

(iv)          the customers and creditors of the Corporation or its subsidiaries;

(v)           the ability of the Corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business;

(vi)          the potential impact on the relationships of the Corporation or its subsidiaries with regulatory authorities and the regulatory impact generally; and

(vii)         such other additional factors as a director may consider appropriate in such circumstances.

In discharging his or her responsibilities as a member of the Board of Directors of the Corporation, each director shall take into consideration the effect that the Corporation’s actions would have on the ability of PCX and PCX Equities to carry out their responsibilities under the Exchange Act and on the ability of PCX, PCX Equities and the Corporation:  to engage in conduct that fosters and does not interfere with PCX’s, PCX Equities’ and the Corporation’s ability to prevent fraudulent and manipulative acts and practices; to promote just and equitable principles of trade; to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; to remove impediments to and perfect the mechanisms of a free and open market and a national market system; and, in general, to protect investors and the public interest.  In discharging his or her responsibilities as a member of the Board of Directors of the Corporation or as an officer or employee of the Corporation, each such director, officer or employee shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the Securities and Exchange Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, with PCX and PCX Equities pursuant to their regulatory authority.

Nothing in this Article TENTH shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters.  No such employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against any director, officer or employee of the Corporation or the Corporation under this Article TENTH.

ELEVENTH.  Prior to the consummation of the initial public offering of the shares of Common Stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  From and after the consummation of the initial public offering of the shares of Common Stock of the Corporation, no action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and, from and after the consummation of the initial public offering of the Common Stock of the Corporation, the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied.  Notwithstanding this Article ELEVENTH, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

At each meeting of stockholders of the Corporation, except where otherwise required by law or this Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum.  For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the voting power of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter.  In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, the meeting of such class may be adjourned from time to time until a quorum of such class shall be so present or represented.  Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity, provided, further, that any such shares of the Corporation’s own capital stock held by it in a fiduciary capacity shall be voted by the person presiding over any vote in the same proportions as the shares of capital stock held by the other stockholders are voted (including any abstentions from voting).

If this Certificate of Incorporation provides for more or less than one vote for any share of stock of the Corporation on any matter or to the extent a stockholder is prohibited pursuant to this Certificate of Incorporation from casting votes with respect to any shares of stock of the Corporation, every reference in the bylaws of the Corporation to a majority or other proportion of shares of stock of the Corporation shall refer to such majority or other proportion of the aggregate votes of such shares of stock, taking into account any greater or lesser number of votes as a result of the foregoing.

TWELFTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article TWELFTH shall adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

THIRTEENTH.  The Corporation, its directors and officers, and those of its employees whose principal place of business and residence is outside of the United States shall be deemed to irrevocably submit to the exclusive jurisdiction of the United States federal courts, the Securities and Exchange Commission, and, for so long as

ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, PCX, for the purposes of any suit, action or proceeding pursuant to the United States federal securities laws, and the rules and regulations thereunder, arising out of, or relating to, the activities of ArcaEx, and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the Securities and Exchange Commission, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

FOURTEENTH.  All confidential information pertaining to the self-regulatory function of PCX and PCX Equities (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in books and records of PCX and PCX Equities that shall come into the possession of the Corporation shall:  (x) not be made available to any Persons (other than as provided in the next two sentences) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (y) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (z) not be used for any commercial purposes.  Nothing in this Certificate of Incorporation shall be interpreted as to limit or impede the rights of the Securities and Exchange Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, PCX and PCX Equities to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the Securities and Exchange Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, to PCX and PCX Equities.  The Corporation’s books and records shall be subject at all times to inspection and copying by the Securities and Exchange

Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, by PCX and PCX Equities, provided that, in the case of PCX and PCX Equities, such books and records are related to the operation or administration of ArcaEx as a Facility of PCX and PCX Equities.  The Corporation’s books and records relating to ArcaEx shall be maintained within the United States.

FIFTEENTH.  For so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of PCX and PCX Equities for purposes of and subject to oversight pursuant to the Exchange Act.

SIXTEENTH.  The Corporation shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the Securities and Exchange Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, with PCX and PCX Equities pursuant to their regulatory authority.

SEVENTEENTH.  The Corporation shall take reasonable steps necessary to cause its agents to cooperate with the Securities and Exchange Commission, and, for so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA remains in full force and effect, with PCX and PCX Equities pursuant to their regulatory authority with respect to such agents’ activities related to ArcaEx.

EIGHTEENTH.  From and after the consummation of the initial public offering of shares of Common Stock of the Corporation, the Corporation shall take reasonable steps necessary to cause its officers, directors and employees prior to accepting a position as an officer, director or employee, as applicable, of the Corporation to consent in writing to the applicability to them of Article TENTH, Article THIRTEENTH and Article FIFTEENTH of this Certificate of Incorporation, as applicable, with respect to their activities related to ArcaEx, it being understood that prior to the consummation of the initial public offering of the Common Stock of the Corporation, the Corporation shall have taken reasonable steps necessary to cause persons holding such positions prior to the consummation of such initial public offering to consent in writing to the applicability to them of such provisions, as applicable, prior to the consummation of such initial public offering.

NINETEENTH.  For so long as ArcaEx remains a Facility of PCX and PCX Equities and the FSA is in full force and effect, (x) any amendment to this Certificate of Incorporation shall be submitted by the Board of Directors to the Board of Directors of PCX and, if the Board of Directors of PCX shall determine that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Securities and Exchange Commission before such amendment may be effective under Section 19 of the Exchange Act and the rules promulgated thereunder, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed and approved by, the Securities and Exchange Commission, as the case may be, and (y) any resolution of the Board of Directors authorizing a proposed amendment to this Certificate of Incorporation shall provide that such amendment shall be abandoned and not filed with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the same, unless the conditions of clause (x) of this Article NINETEENTH have been fulfilled.

IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this      th day of                      , 2004.

Kevin J.P. O’Hara
Sole Incorporator